ACQUISITION AND REORGANIZAT1ON AGREEMENT

THIS AGREEMENT (hereinafter “the Agreement”) is made and entered into as of the 17th of April, 2009, by and between Traxxec Inc. (hereinafter “TRXX”), and Stem Cell Assurance LLC, (hereinafter “SCA”), a Florida registered company:

An exchange for good and valuable consideration, the parties agree as follows:

1. ACQUISITION OF CONTROLLING INTEREST OF SCA

In exchange for 302,000,000 Traxxec Inc, non-dilutable shares of voting common stock, par value 0.0001 from its Treasury, issued for the acquisition of SCA, the list of share holders and their issuance is attached as appendix, the parties agree:

A.	TRXX will acquire in full SCA and all its intellectual property, rights and assignments as a wholly-owned subsidiary of TRXX, on or before the closing date of 17th April 2009.

B.
As part of this agreement, TRXX will remove Traxxec limited from its portfolio and ownership, returning Traxxec Limited (a U.K. Company) to the private ownership of the original owners. All rights, assignments and Intellectual property associated with Traxxec Limited, its products and associations will be retained and owned by Traxxec Limited and its owners and shareholders within the now independent and non-associated private limited U.K. Company.

C.
Amy Scopes, TRXX CEO, will resign with immediate effect on the date of the signing of this agreement transferring all rights and obligations of TRXX, the public company, to the new board and shareholders appointed by SCA. All existing shareholders in TRXX will retain their current shareholding.

D.	TRXX will furnish SCA within 30 days of closing all corporate documents and possessions, both current and historical.

E.	TRXX will also facilitate the update of the corporate information held on Pinks Sheets LLC.

F.	SCA will appoint its own directors to the board of TRXX and assume full and total control of TRXX on the date of the signing of this agreement.

G.	SCA shall be responsible for the payment of all auditor fees, transfer agent fees, any EDGAR or SEC filing fees and all registered agent fees post-closing.

2. REPRESENTATIONS AND WARRANTIES OF TRXX

TRXX and its subsidiaries, if any, hereby represents and warrants to SCA, to the best of its knowledge, information and belief, after reasonable investigation, as follows:

A.
TRXX is a corporation, duly formed and in good standing under the laws of the state of Nevada. TRXX has the full power, right and authority to make, execute, deliver and perform this Agreement and all other instruments and documents required or contemplated hereunder, and to take all steps and to do all things necessary and appropriate to consummate the transactions contemplated herein. Such execution, delivery and performance of this Agreement and all other instruments and documents to be delivered hereunder have been duly authorized by all necessary corporate action on the part of TRXX and will not contravene or violate or constitute a breach of the terms of its Articles of Incorporation, founding documents, or By-Laws, or conflict with, result in a breach of, or entitle any party to terminate or call a default with respect to any instrument or decree to which either is bound or any contract or any instrument, judgment, order, decree, law, rule or regulation applicable to it. This Agreement has been duly executed and delivered and constitutes, and the other instruments and documents to be delivered by TRXX and will constitute, the valid and binding obligations of it, enforceable against it in accordance with their respective terms.

B.
Except as otherwise set forth herein, no consent of any party to any contract or arrangement to which TRXX is a party or by which it is bound is required for the execution, performance or consummation of this Agreement, except for approval and ratification by TRXX's shareholders.

C.
There are no actions, suits, proceedings, orders, investigations or claims pending or, to TRXX’s knowledge, threatened against it, at law or in equity, or before any federal, state or other governmental body.

D.
The representations and warranties contained in this Section will be accurate, true and correct, in all respects, on and as of the date of this Agreement as though made at such date in identical language.

E.
The execution, delivery and performance of this Agreement by TRXX do not require the consent, waiver, approval, license or authorizations of any person or public authority which has not been obtained, with the exception of shareholder approval, and it does not violate, with or without the giving of notice or the passage of time or both, any law applicable to TRXX, and does not conflict with or result in a breach or termination of any provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of TRXX.

F.	The restricted common stock issued in accordance with this Agreement will be fully paid, and validly and legally issued.

3. REPRESENTATIONS AND WARRANTIES OF SCA

SCA hereby represents and warrants to TRXX as follows:

A.
SCA was formed and in good standing under the laws of Florida. SCA has the full power, right and authority to make, execute, deliver and perform this Agreement and all other instruments and documents required or contemplated hereunder, and to take all steps and to do all things necessary and appropriate to consummate the transactions contemplated herein. Such execution, delivery and performance of this Agreement and all other instruments and documents to be delivered hereunder have been duly authorized by all necessary action on the part of SCA, and will not contravene or violate or constitute a breach of the terms of its Articles of Incorporation, founding documents, or By- Laws, or conflict with, result in a breach of, or entitle any party to terminate or call a default with respect to any instrument or decree to which either is bound or any contract or any instrument, judgment, order, decree, law, rule or regulation applicable to it. This Agreement has been duly executed and delivered and constitutes, and the other instruments and documents to be delivered by SCA, and will constitute, the valid and binding obligations of it, enforceable against it in accordance with their respective terms.

B.
Except as otherwise set forth herein, no consent of any party to any contract or arrangement to which SCA is a party or by which either is bound is required for the execution, performance or consummation of this Agreement.

C.
There are no actions, suits, proceedings, orders, investigations or claims pending or, to SCA's knowledge, threatened against it, at law or in equity, or before any federal, state or other governmental body.

D.	The representations and warranties contained in this Section will be accurate, true and correct, in all respects, on and as of the date of Closing as though made at such date in identical language.

E.
The execution, delivery and performance of this Agreement by SCA does not require the consent, waiver, approval, license or authorizations of any person or public authority which has not been obtained, does not violate, with or without the giving of notice or the passage of time or both, any law applicable to SCA, and does not conflict with or result in a breach or termination of any provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of SCA.

F.
SCA has complied with all laws, ordinances, regulations and orders which have application to its business, the violation of which might have a material adverse effect on its financial condition or results of operations, and possesses all governmental licenses and permits material to and necessary for the conduct of its business, the absence of which might have a material adverse effect on its financial condition or results of operations. All such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any such licenses or permits, and no proceeding is pending or threatened to revoke or limit any such licenses or permits.

4. INDEMNIFICATION

A.
From and after the Closing, TRXX (as such, the “Indemnifying Party”), shall indemnify, reimburse, defend and hold harmless, SCA and its respective affiliates, successors or assigns (each, an “Indemnified Party”) for any and all direct or indirect claims, losses, liabilities, damages (including special and consequential damages), costs (including court costs) and expenses, including all reasonable attorneys' and accountants' fees and expenses (hereinafter a “Loss” or 'Losses”), arising from or in connection with (i) any breach or inaccuracy of any representation or warranty of TRXX, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing, and irrespective of the termination of such representations and warranties as of the Effective Time; (ii) any breach of or noncompliance by TRXX or of or with any covenant or agreement contained in this Agreement or in any other agreement or instrument delivered in connection herewith, (iii) any and all Liabilities of TRXX or any of its Subsidiaries existing on, or relating to periods prior to, the Closing. If, by reason of the claim of any Person relating to any of the matters subject to indemnification under this section, an encumbrance, attachment, garnishment or execution is placed upon any of the property or assets of any indemnified Party, the indemnifying Party shall also, promptly upon demand, furnish an indemnity bond satisfactory to the Indemnified Party to obtain the prompt release of such encumbrance, attachment, garnishment or execution.

B.
The Indemnifying Party shall be entitled to defend any claim, action, suit or proceeding made by any third party against an Indemnified Party with counsel approved by the Indemnified Party, such approval not to be unreasonably withheld; provided, however, that the indemnified Party shall be entitled to participate in such defense with counsel of its choice and at its own expense and, if the Indemnifying Party does not provide a competent and vigorous defense, then the Indemnified Party's participation shall be at the expense of the Indemnifying Party, The Indemnified Party shall provide such cooperation and access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter; and the parties shall cooperate with each other in order to ensure the proper and adequate defense thereof. An Indemnifying Party shall not settle any claim subject to indemnification hereunder without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

C.
With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party (or amounts may be set off by the Indemnified Party) upon the earliest to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party, (iii) the settlement of the claim, (iv) with respect to indemnifies for tax liabilities, upon the issuance of any final resolution by a taxation authority or (v) with respect to claims before any administrative or regulatory authority, when the Loss is finally determined and not subject to further review or appeal; provided, however, that the indemnifying Party shall pay on the Indemnified Party's demand any cost or expense reasonably incurred by the Indemnified Party in defending or otherwise dealing with such claim.

5. CLOSING

Concurrently with the Closing, Traxxec shall deliver or have delivered to SCA the following:

A.	A resolution authorizing this transaction and the issuance of 302,000,000 shares of common stock of Traxxec, Inc. to SCA (Directors/Owners/shareholders).

B.	The resignations of its current officers and directors.

C.	The discontinuation of all operational and corporate activities of it subsidiary Traxxec Ltd with Traxxec Limited returning to private ownership unassociated with TRXX

Concurrently with the Closing, the following reorganization shall take immediate effect:

A.	The operational activities of Traxxec Inc. will consist of the published activities of SCA and it's associates.

B.    The instigation of a new board of Directors for the Pink Sheet Incorporation TRXX and the pre-requisite up date of the Pink Sheets LLC corporate profile

C.           Control and ownership of TRXX will pass to SCA.

Concurrently with the closing, the following shall take immediate effect and be accepted by both parties:

This Agreement is a clean break agreement and, upon closing, Traxxec Limited will have no claim nor control on, to or over TRXX and TRXX will relinquish any and all claim, control and rights to Traxxec Ltd a UK company.

6. NOTICES

Any notices called for in this Agreement shall be effective upon personal service or upon service by first class mail, postage prepaid, to the parties at the following addresses:

To Traxxec Inc:
138 Hassell Street
Newcastle under Lyme
Staffordshire
ST5 113E3
UK

To Stem Cell Assurance LLC:
200 Glades Road, Suite 2
Boca Raton, FL 33432
USA

7. POST CLOSING COVENANTS

A.
The current officers and directors of TRXX shall cooperate as is reasonable with SCA and its accountants and auditors in preparing, auditing and certifying the financial statements of TRXX, shall answer all questions of the accountants and auditors, to the best of their knowledge, information and belief after reasonable investigation, and shall certify to them that, in the past two years, Traxxec has had no assets and no liabilities, besides those which shall be specifically enumerated by the officers and/or counsel, and that TRXX has issued no stock, except for the stock issued to consummate this transaction. The officers and directors shall execute any and all documents as may be reasonably required by the auditor, and shall answer all auditor inquiries to the best of their knowledge, information and belief after reasonable investigation.

B.	SCA shall cause Traxxec to accept the resignations of the current officers and directors of TRXX and shall appoint a new board of directors,

C.	SCA shall cause the cessation of all activities of Traxxec Limited through, form, via and on behalf of TRXX.

D.	SCA shall implement the new operational business plan for TRXX.

8. MISCELLANEOUS PROVISIONS:

With regard to this contract, this Agreement shall be construed exclusively in accordance with the laws of the State of Texas, and the proper venue for resolution of any controversy shall exclusively be the courts of Collin County, Texas.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their beneficiaries, heirs, representatives, assigns, and all other successors in interest.

Each of the parties shall execute any and all documents as are reasonable and necessary to be executed and perform all acts required to be performed in order to effectuate the terms of this Agreement.

This Agreement contains all of the agreements and understandings of the parties hereto with respect to the matters referred to herein, and no prior agreement or understanding pertaining to any such matters shall be effective for any purpose.

Each of the parties hereto has agreed to the use of the particular language of the provisions of this Agreement, and any question of doubtful interpretation shall not be resolved by any rule of interpretation against the party who causes the uncertainty to exist or against the draftsman.

This Agreement may not be superseded, amended, assigned or added to except by an agreement in writing, signed by the parties hereto, or their respective successors-in-interest.

If any provision of this Agreement is held, by a court of competent jurisdiction, to be invalid, or unenforceable, said provisions shall be deemed deleted, and neither such provision, its severance or deletion shall affect the validity of the remaining provisions of this Agreement, which shall, nevertheless, continue in full force and effect.

The parties may execute this Agreement in two or more counterparts, each of which shall be signed by all of the parties, and each such counterpart shall be deemed an original instrument as against any party who has signed it.

The parties shall use their reasonable best efforts to obtain the consent of all necessary persons and agencies to the transfer of shares provided for in this agreement.

The parties may execute this Agreement in counterparts, each of which will be deemed an original, A facsimile copy of this agreement shall be treated, for all purposes, as an original.

IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

Traxxec Inc. By: Amy Scopes, CEO /s/ Amy Scopes Amy Scopes CEO Dated: 04/17/2009	Stem Cell Assurance By: Gloria McConnell, President /s/ Gloria McConnell Gloria McConnell President Dated: 04/17/2009

Stem Cell Assurance By: Richard M. Proodian, CFO /s/ Richard M. Proodian Richard M. Proodian CFO Dated: 04/17/2009

Appendix 1

SCA share holder issuance

The below is the list of existing share holders and corporate owners and their pro rata share holding of SCA issuance in TRXX in line with the duly approved acquisition of SCA by TRXX.

Principal Shareholders	SCA Shares Issued	Percentage	TRXX Shares Issued
Dr. Richard Ferrans	2,500,000	6.90%	20,689,655
Richard M Proodian	5,000.000	13.79%	41,379,310
Dr Vikki Hufnagel	1,000,000	2.76%	8,275,862
Dr Leonard Haimis	500,000	1.38%	4,137,932
Gloria J Mc Connell	2,500,000	6.90%	20,689,655
George F Dubec	2,500,000	6.90%	20,689,655
Gold Star Investments	2,500,000	6.90%	20,689,655
Alice Mitchel	0	0.00%	1.000,000
Mark Ragozzino	0	0.00%	1,000,000
Mandy Clark	250,000	0.69%	2,068,966
NeoStem of the Palms
Beaches	19,500,000	53.79%	161,379,310
Total	36,250,000	100,00%	302,000,000

*The agreed shares issued to TBG Technology Limited for the services outlined in the service level agreement, will be issued at the point of closing and concurrently with the issuance of stock for the acquisition of SCA by TRXX undertaken by the current and existing board of TRXX. The number of common shares issued to TBG in TRXX will be 60,000,000 in total.